Quantum Computing Inc.

Services Agreement

This Services Agreement (this "**Agreement**"), dated as of February 15, 2022 (the "**Effective Date**"), is entered into by and between Quantum Computing Inc., a Delaware corporation, with offices located at 215 Depot Court SE, Leesburg, VA 20175 ("**Service Provider**"), and Quad M Solutions, Inc., an Idaho Corporation, with offices located at 1111 Beltline Road, Suite 108E, Garland, TX 75040 ("**Customer**").

1. Services. Service Provider shall provide to Customer the services (the "**Services**") set out in **Exhibit A**. Service Provider shall provide the Services in accordance with the terms and subject to the conditions set forth in this Agreement.

2. Fees and Expenses. For the Services to be performed hereunder, Customer shall pay to Service Provider the monthly fee set forth in **Exhibit B** (the "**Fee**") within fifteen (15) days of the date of Service Provider's invoice, but in no event more than thirty (30) days after the end of each calendar month. Customer shall reimburse Service Provider for all reasonable out-of-pocket expenses incurred by Service Provider in connection with the performance of the Services, within fifteen (15) days of receipt by the Customer of an invoice from Service Provider accompanied by receipts and reasonable supporting documentation. Customer shall be responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental entity on any amounts payable by Customer hereunder; provided, that, in no event shall Customer pay or be responsible for any taxes imposed on, or regarding, Service Provider's income, revenues, gross receipts, personnel, or real or personal property or other assets. Except for invoiced payments that the Customer has successfully disputed, all late payments shall bear interest at the lesser of the rate of eighteen percent (18%) per annum, or the highest rate permissible under applicable law, calculated daily and compounded monthly. Customer shall also reimburse Service Provider for all costs incurred in collecting any late payments, including, without limitation, attorneys' fees. In addition to all other remedies available under this Agreement or at law (which Service Provider does not waive by the exercise of any rights hereunder), Service Provider shall be entitled to suspend the provision of any Services if Customer fails to pay any undisputed fees when due hereunder and such failure continues for twenty (20) days following written notice thereof.

3. Intellectual Property. All intellectual property rights, including copyrights, patents, patent disclosures and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how, and other confidential information, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, derivative works and all other rights (collectively, "**Intellectual Property Rights**") in and to all documents, work product and other materials that are delivered to Customer under this Agreement or prepared by or on behalf of Service Provider in the course of performing the Services (collectively, the "**Deliverables**") except for any Confidential Information of Customer or customer-provided materials shall be owned exclusively by Service Provider. Service Provider hereby grants Customer a license to use all Intellectual Property Rights in the Deliverables free of additional charge and on a non-exclusive, worldwide, non-transferable, non-sublicensable,

fully paid-up, royalty-free and perpetual basis, solely to the extent necessary to enable Customer to make reasonable use of the Deliverables and the Services. The afore-mentioned license to Customer shall not include any rights to, or license to use, Service Provider's Qatalyst software.

Customer provides to Service Provider a non-exclusive license to use the data it provides to Services Provider (Customer IP) to for the purpose of providing Services. Customer IP shall be returned to Customer periodically or on Term or Termination of this Agreement, as provided for in Exhibit A.

4. Confidentiality. From time to time during the Term of this Agreement, either party (as the "**Disclosing Party**") may disclose or make available to the other party (as the "**Receiving Party**"), non-public, proprietary, and confidential information of Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as "confidential," or if disclosed orally, is identified as confidential when disclosed and within ten days thereafter, is summarized in writing and confirmed as confidential ("**Confidential Information**"); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Receiving Party's breach of this Section 3; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was in Receiving Party's possession prior to Disclosing Party's disclosure hereunder; or (d) was or is independently developed by Receiving Party without using any Confidential Information. The Receiving Party shall: (i) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (iii) not disclose any such Confidential Information to any person or entity, except to the Receiving Party's Group who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. If the Receiving Party is required by applicable law or legal process to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify Disclosing Party of such requirements to afford Disclosing Party the opportunity to seek, at Disclosing Party's sole cost and expense, a protective order or other remedy. For purposes of this Section 3 only, Receiving Party's Group shall mean the Receiving Party's affiliates and its or their]employees, officers, directors , shareholders , partners , members , managers , agents , independent contractors , service providers , sublicensees, subcontractors, attorneys, accountants, and financial advisors.

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5. Term. This Agreement shall commence as of the Effective Date and shall continue thereafter for a period of two years unless sooner terminated pursuant to paragraph 6 (the "**Term**"). This Agreement will automatically renew for successive one-year periods unless terminated by either party at least sixty (60) days prior to the end of the Term.

6. Termination. Either party may terminate this Agreement, effective upon written notice to the other party (the "**Defaulting Party**"), if the Defaulting Party: (a) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of

cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach; (b) becomes insolvent or admits its inability to pay its debts generally as they become due; (c) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven business days or is not dismissed or vacated within 45 days after filing; (d) is dissolved or liquidated or takes any corporate action for such purpose; (e) makes a general assignment for the benefit of creditors; or (f) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business. Notwithstanding anything to the contrary in this section, Service Provider may terminate this Agreement before the expiration date of the Term on written notice if Customer fails to pay any amount when due hereunder. Within thirty (30) days of Termination pursuant to this paragraph, Service provider will, at the request of Customer, return or delete all Customer data in its possession or control.

7. Independent Contractor. The details of the method and manner for performance of the Services by Service Provider shall be under its own control, Customer being interested only in the results thereof. The Service Provider shall be solely responsible for supervising, controlling and directing the details and manner of the completion of the Services. Nothing in this Agreement shall give Customer the right to instruct, supervise, control, or direct the details and manner of the completion of the Services. Service Provider is for all purposes hereunder an independent contractor and in no event will Service Provider be considered an agent or employee of Customer or any of its subsidiaries or affiliates for any purpose.

8. Insurance. During the Term and for a period of thirty days after expiration or termination of this Agreement for any reason, Customer shall, at its own expense, maintain and carry insurance in full force and effect with financially sound and reputable insurers, that includes, but is not limited to, commercial general liability with limits no less than $1,000,000 per occurrence and $2,000,000 in the aggregate, which policy will include contractual liability coverage insuring the activities of Customer under this Agreement. Upon Service Provider's request, Customer shall provide Service Provider with a certificate of insurance from Customer's insurer evidencing the insurance coverage specified in this Agreement. The certificate of insurance shall name Service Provider as an additional insured. Customer shall provide Service Provider with thirty days' advance written notice in the event of a cancellation or material change in Customer's insurance policy. Except where prohibited by law, Customer shall require its insurer to waive all rights of subrogation against Service Provider's insurers and Service Provider.

9. Limited Warranty. Service Provider warrants that it shall perform the Services (a) using commercially reasonable skill, experience, and qualifications; and (b) in a timely, workmanlike, and professional manner in accordance with generally recognized industry standards for similar services. SERVICE PROVIDER (a) MAKES NO WARRANTIES EXCEPT FOR THOSE SET OUT ABOVE; AND (b) DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Service Provider's sole and exclusive liability and Customer's sole and exclusive remedy for breach of the limited warranty set out in this Section shall be reperformance of the affected services. If Service Provider cannot reperform the services in compliance with the

warranty set forth above within a reasonable time (but no more than 30 days) after Customer's written notice of such breach, Customer may, at its option, terminate the Agreement by serving written notice of termination in accordance with SECTION 6. Service Provider shall within 30 days after the effective date of such termination, refund to Customer a portion of the fees previously paid by Customer as of the date of termination corresponding to the defective Services.

10. Limitation of Liability. IN NO EVENT SHALL SERVICE PROVIDER BE LIABLE TO CUSTOMER OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SERVICE PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. IN NO EVENT SHALL SERVICE PROVIDER'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED TWO (2) TIMES THE AGGREGATE AMOUNTS PAID OR PAYABLE TO SERVICE PROVIDER PURSUANT TO THIS AGREEMENT IN THE TWO MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

11. General. Each of the parties hereto shall use commercially efforts to, from time to time at the request, furnish the other party such further information or assurances, execute and deliver such additional documents, instruments, and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby. Each party shall deliver all communications in writing either in person, by certified or registered mail, return receipt requested and postage prepaid, by facsimile or email (with confirmation of transmission), or by recognized overnight courier service, and addressed to the other party at the addresses set forth above (or to such other address that the receiving party may designate from time to time in accordance with this Section). This Agreement and all matters arising out of or relating to this Agreement, including tort and statutory claims are governed by, and construed in accordance with, the laws of Commonwealth of Virginia, without giving effect to any conflict of laws provisions thereof that would result in the application of the laws of a different jurisdiction. Either party shall institute any legal suit, action, or proceeding arising out of or relating to this Agreement in the federal or state courts in each case located in Fairfax County, Commonwealth of Virginia. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY: (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE AFOREMENTIONED COURTS; AND (B) WAIVES ANY OBJECTION TO THAT CHOICE OF FORUM BASED ON VENUE OR TO THE EFFECT THAT THE FORUM IS NOT CONVENIENT; (C) WAIVES ANY RIGHT TO TRIAL BY JURY; AND (D) WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE COMMONWEALTH OF VIRGINIA. This Agreement contains the entire understanding of the

parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written or oral understandings, agreements, representations, and warranties with respect to such subject matter. The invalidity, illegality, or unenforceability of any provision herein does not affect any other provision herein or the validity, legality, or enforceability of such provision in any other jurisdiction. The parties may not amend this Agreement except by written instrument signed by the parties. No waiver of any right, remedy, power, or privilege under this Agreement ("**Right(s)**") is effective unless contained in a writing signed by the party charged with such waiver. No failure to exercise, or delay in exercising, any Right operates as a waiver thereof. No single or partial exercise of any Right precludes any other or further exercise thereof or the exercise of any other Right. The Rights under this Agreement are cumulative and are in addition to any other rights and remedies available at law or in equity or otherwise; provided that, the parties intend that the remedy set out in Section 9 (Limited Warranty) is Customer's exclusive remedy for the Service Provider's breach of the limited warranty set out in Section 9. Neither party may directly or indirectly assign, transfer, or delegate any of or all of its rights or obligations under this Agreement, voluntarily or involuntarily, including by change of control, merger (whether or not such party is the surviving entity), operation of law, or any other manner, without the prior written consent of the other party. Any purported assignment or delegation in violation of this Section shall be null and void. Service Provider, however, may subcontract the Services. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and permitted assigns. Except for the parties, their successors and permitted assigns, there are no third party beneficiaries under this Agreement. Any other provision that, in order to give proper effect to its intent, should survive the expiration or termination of this Agreement, will survive such expiration or termination for the period specified therein, or if nothing is specified for a period of 12 months after such expiration or termination. This Agreement may be executed in counterparts.

12. Force Majeure. No party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of Customer to make payments to Service Provider hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party's ("Impacted Party") reasonable control, including, without limitation, the following force majeure events ("Force Majeure Event(s)"): (a) acts of God; (b) flood, fire, earthquake, epidemic or pandemic, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; (h) shortage of adequate power or transportation facilities; and (i) other events beyond the reasonable control of the Impacted Party. The Impacted Party shall give notice within [thirty] days of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party's failure or delay remains uncured for a period of sixty days following written notice given by it under this Section 12, the other party may thereafter terminate this Agreement upon ten days' written notice.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

Quantum Computing Inc.

By ______________________

Name: Christopher Roberts

Title: Chief Financial Officer

Quad M Solutions, Inc.

By ______________________

Name: Joseph Frontiere

Title: Chief Executive Officer

EXHIBIT A

DESCRIPTION OF SERVICES

PROJECT NAME: QuadM Path to Quantum

PROJECT BACKGROUND AND OBJECTIVES

Customer provides services to Professional Employment Organizations (PEO), including matching PEO client employees with health insurance plans for small and mid-sized group employers. The objective of this project is to apply quantum techniques to assist Customer to better assess PEO employee health risk profiles and improve the process for matching PEO client employees with health insurance plans.

Customer has several business issues that could benefit from improved analytic capabilities and is also interested in preparing to take advantage of Quantum Computers as soon as possible.

Among the problems of interest to Customer are:

Improving the accuracy of identifying whether insured individual should be assigned to the high-risk pool or not.

Quoting insurance prices and assigning client employees to the optimal insurance plans based on improved understanding of the likely cost for potential member organizations in order to decide how to price the proposal

Using employee demographic and other information for potential customer organizations to decide which of Customer's multiple (currently 28) health plans to include in the portfolio of plans to offer the customer.

Gaining employer attrition insight – analyze Customer data to understand why the Customer loses insured employers

PROJECT DESCRIPTION

Service Provider will work with Customer to develop approaches and formulations to address the above problems (and others as mutually agreed) in a way that delivers business value in the short term and is also suited to run on Quantum Computers as they become capable of addressing problems of this scale. The project will consist of multiple phases set forth below:

QuadM Path to Quantum Project outline

Phase I: Initial Service Delivery

Customer delivers anonymized customer data to Service Provider and provides reasonable access to its technical and business staff to facilitate development and testing by Service Provider

Service Provider examines the data and develops initial list of which problems to address with the data and how to approach the problem, as well as a definition of data input formats and one or more outputs/reports.

Customer and Service Provider will mutually agree to a target problem to address.

Customer and Service Provider will define requirements for Phase II.

Service provider may use subcontractors to facilitate development and testing.

Phase II – Enhanced Service Implementation

Service Provider will work with Customer to:

1. Define frequency and timing of service (daily, weekly, etc.)

2. Define service formats and reports

3. Define plan for continual improvements and enhancements to services that can be made with commercially reasonable best efforts

4. Customer and Service Provider will commit to regular quarterly meetings to assess the status of progress under this Agreement.

Phase III – Sales to Third Parties

Customer and Service Provider will explore third party sales of the services described above once the service implementation phase has been reached

Customer and Service Provider agree to share revenues from third party sales of the services upon terms to be negotiated in good faith

Reporting

Service Provider will schedule and conduct the following service level, quality, or progress reports at the listed frequency:

A minimum of one weekly progress meeting or status report during the duration of Phase I

A regular (monthly or quarterly) Business Review to discuss progress on addressing Customer's business objectives and to identify additional required capabilities or enhancements.

LOCATION OF SERVICES

- The services will be performed using cloud based computer systems and electronic communications services (Zoom, TEAMS, Google Meet), but in person meetings at the offices of Customer and/or Service Provider may be required from time to time

ROLES AND RESOURCES

- Service Provider
  - Business Point of Contact – John Dawson
  - Technical Point of Contact – Elif Erdemir
- Customer
  - Business Point of Contact – Joey Frontiere
  - Technical Point of Contact – Ed Honours

Exhibit B

FEE SCHEDULE

Customer will pay Service Provider a monthly fee of $10 per user based upon the number of covered users of Customer on the first day of each month;

During the Phase I period, Customer will pay Service Provider a reduced rate of $5 per user per month, for the months of March and April 2022.

Service Provider reserves the right to confirm the number of covered users by inspection of Customers books and records during normal business hours no more frequently than once per calendar quarter.